PROSPECTUS SUPPLEMENT NO. 2 (TO PROSPECTUS DATED JUNE 5, 2006)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-134728

$250,000,000
CONEXANT SYSTEMS, INC.

4% CONVERTIBLE SUBORDINATED NOTES DUE 2026
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

            This prospectus supplement no. 2 supplements and amends the prospectus dated June 5, 2006, as previously supplemented and amended by prospectus supplement no. 1 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 4% convertible subordinated notes due 2026 and shares of our common stock issuable upon conversion of the notes.

            This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

            The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholders, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the prospectus. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $250,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The number of shares of common stock offered hereby is based on the initial conversion rate of 203.2520 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock Offered Hereby

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$5,000	*	1,016	1,016
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	4,000	*	813	813
Advent Convertible Master Fund	5,354,000	2.1%	1,088,211	1,088,211
Alcon Laboratories	390,000	*	79,268	79,268
Arlington County Employees Retirement System	571,000	*	116,056	116,056
City University of New York	114,000	*	23,170	23,170
Grady Hospital Foundation	109,000	*	22,154	22,154
Greenwich International, Ltd. (2)	3,000,000	1.2%	963,901	609,756
HFR CA Opportunity Fund	412,000	*	83,739	83,739
HFR CA Select Fund (3)	1,200,000	*	243,902	243,902
Institutional Benchmarks Series (Master Feeder) Ltd. (3)	1,400,000	*	284,552	284,552
Lyxor	234,000	*	47,560	47,560
New Orleans Firefighters Pension/Relief Fund	67,000	*	13,617	13,617
Occidental Petroleum Corporation	254,000	*	51,626	51,626
Pro Mutual	720,000	*	146,341	146,341
San Diego County Employee Retirement Association (3)	2,750,000	1.1%	558,943	558,943
San Francisco City and County ERS	1,128,000	*	229,268	229,268
Zazove Convertible Arbitrage Fund, L.P.	6,100,000	2.4%	1,239,837	1,239,837
Zazove Hedged Convertible Fund, L.P.	4,000,000	1.6%	813,008	813,008

* Less than one percent of the notes outstanding.

(1)  We believe that any excess of the total amount of registered sales by selling securityholders is the result of (i) sales by selling securityholders who previously registered their securities in unregistered exempt transactions and the subsequent registration by the purchasers thereof, or (ii) registration by selling securityholders who had acquired their securities in a previously registered transaction.

(2)  This selling securityholder is an affiliate of a registered broker-dealer and, therefore, may be deemed an underwriter by the SEC.

(3)  Zazove Associates, LLC acts as investment advisor with discretionary authority for this selling securityholder.

            Investing in the notes and the underlying shares of common stock involves significant risks. See “Risk Factors” beginning on page 5 of the prospectus.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2006.